LIMITED POWER OF ATTORNEY

I, Timothy F. Kenny, do hereby grant power of attorney to Jerome G. Oslick and, in Mr. Oslick's absence, Stephen P. Mullery for the sole purpose of filing Forms 3, 4, or 5 to report my transactions in Farmer Mac securities with the Securities and Exchange Commission as required by Section 16(b) of the Securities Exchange Act of 1934 and with the Farm Credit Administration (the "FCA") as required by regulations issued by the FCA. This Limited Power of Attorney will remain in effect until revoked in writing by me.


Dated: June 3, 2004



Signature:  /s/ Timothy F. Kenny
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